SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 3, 2003

WINTER SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

MONTANA
(State or Other Jurisdiction of Incorporation)

0-15030	81-0221770
(Commission File No.)	(I.R.S Employer Identification No.)

3910 Big Mountain Road, Whitefish, Montana	59937
(Address of Principal Executive Offices)	(Zip Code)

(406) 862-1900 (Registrant’s Telephone Number, Including Area Code) Not Applicable (Former Name or Former Address, If Changed Since Last Report)

Item 5	Other events

The Company issued the attached press release regarding the formation of a joint venture with Northern Pines Golf Club to form the Big Mountain Club. This non-equity members club will allow members preferred access to the Big Mountain Golf Club (formerly Northern Pines Golf Club) and the soon to be developed members golf facilities as well as access to the members alpine facilities at Big Mountain Resort. Big Mountain Club will begin accepting member applications on July 8, 2003.

The Club was formed through a limited liability company involving Winter Sports, Inc. having an economic ownership of 66 2/3% and Northern Pines LLC having an economic ownership of 33 1/3%. The Club will be managed through an executive committee consisting of two individuals from Winter Sports, Inc and one individual representing Northern Pines LLC. This committee will manage the Club as well as the employees associated with the Club. Any new member-related facilities will be owned by the either Winter Sports or Northern Pines depending on whether the facility is golf related or not. At the present time, the Club anticipates 200 dues paying members by September 1, 2003. At that time, Big Mountain Club will authorize the Golf Club to begin work on a members clubhouse and will authorize Winter Sports to begin work on a ski valet room and an alpine members living room. Addition member facilities will be developed according to a schedule based on the number of dues paying members.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Winter Sports, Inc.

July 3, 2003	By /s/ Michael Collins —————————————— Michael Collins President & Chief Executive Officer (Principal Executive Officer)
2

BIG MOUNTAIN CLUB FOUNDED

Northern Pines and Big Mountain Resort form New Alpine and Golf Club for
Members of Growing Resort Community and Local Residents

WHITEFISH, MONT. (June 23, 2003) — Big Mountain Resort and Northern Pines Golf Club announced today the formation of Big Mountain Club. Memberships in this year-round lifestyle and recreation club will include premier access to new alpine amenities and parking located at Big Mountain Resort and golf facilities located on the current championship Northern Pines Golf Club south of Whitefish. In addition, the club will offer dining, social, and other recreational opportunities. Northern Pines Golf Club will transition into Big Mountain Golf Club.

“This is a ground breaking situation for Big Mountain Resort and a great partnership,” said Michael Collins, president and CEO of Winter Sports, Inc. owners and operators of Big Mountain Resort. “This relationship will set the bar for unprecedented levels of service and amenities in Glacier Village. Families who purchase property at Big Mountain, as well as local residents who are looking for this level of service will enjoy the benefits of membership.”

“In 1996, we built a premier golf experience,” said George Gillett, owner of Northern Pines. “In concert with the growth of Big Mountain Resort and the quality of recreation that their customers have enjoyed over the past many years, we felt that the combination of our amenities in the formation of a club will meet the increasing demands of families and guests to the Whitefish area.”

Big Mountain Golf Club, formerly Northern Pines, is located along the Stillwater River 10 miles south of Whitefish. The 18-hole championship golf course was designed by two-time U.S. Open champion Andy North and Roger Packard. Future plans include a new clubhouse with member living room, covered deck, sun deck, and locker rooms that will be available to members when the clubhouse is completed.

The new alpine facilities at Big Mountain Resort will include an alpine clubhouse and members’ living room with fireplace, sunroom, rooftop deck, barbeque, hot tub and ski storage with valet and private lockers. On-mountain services will be available to members including shopping and day care during seasonal operation, future on-mountain dining facilities, parking privileges, car rentals and business assistance. A concierge staff will be available to members to assist with a variety of personal services such as tee times, golf lessons, hiking, mountain biking, fly fishing, ski school, dinner reservations, tickets to sporting and cultural events, local transfers, and shuttle service.

Most memberships are reserved for Glacier Village property owners, but for a limited time, a small number of transferable full, sport and corporate memberships will be available for families who don’t own property in Glacier Village. Benefits also include extended family and guest privileges.

Interested parties regarding membership in Big Mountain Club should contact the Membership Director at Big Mountain Club, P.O. Box 1400, Whitefish, Montana 59937 or by calling (406) 862-1770. Information on the growing village at Big Mountain Resort can be found at www.glaciervillage.com.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BIG MOUNTAIN CLUB, LLC

        This Limited Liability Company Operating Agreement is made as of June __, 2003, by and among the Members of Big Mountain Club, LLC, a Delaware limited liability company. In consideration of our mutual promises and obligations, and with the intent of being legally bound, we agree as follows:

ARTICLE 1: FORMATION AND DEFINITIONS

1.1   Formation; Change of Jurisdiction. The Company was initially formed as a Montana limited liability company on February 4, 2003. On June __, 2003, the Montana limited liability company merged with and into a newly-formed Delaware limited liability company, with the Delaware limited liability company surviving the merger.

1.2   Name. The name of the Company is Big Mountain Club, LLC. The business of the Company will be conducted under such name, as well as any other name or names as the Company may from time to time determine.

1.3   Members. The name and address of each Member of the Company is set forth on the attached Exhibit A.

1.4   Office and Agent. The initial registered office of the Company in Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and its registered agent is CT Corporation System. The Company may change its registered office or registered agent in Delaware in accordance with the Act. The Club Executive Committee will instruct the registered agent to send each Member a copy of any notice or other correspondence that it sends to the Company, at the same time that it sends such notice or other correspondence to the Company.

1.5   Foreign Qualification. The Company has obtained a Certificate of Authority from the Montana Secretary of State to do business as a foreign limited liability company in the State of Montana. The initial registered office of the Company in Montana is at 40 West Lawrence, Suite A, Helena, MT 59601, and its registered agent is CT Corporation System. The Company will apply for any required certificate of authority to do business in any other state or jurisdiction, as may be necessary or appropriate. The Club Executive Committee will instruct the registered agent to send each Member a copy of any notice or other correspondence that it sends to the Company, at the same time that it sends such notice or other correspondence to the Company.

1.6   Term. The Company will continue in perpetuity, unless and until a Dissolution occurs under 11.1 and a certificate of cancellation is filed with the Delaware Secretary of State pursuant to 12.6.

1.7   Defined Terms. Each capitalized term, when used in this Agreement, has the meaning set forth in Exhibit B.

ARTICLE 2: PURPOSES AND POWERS

2.1   Principal Purpose. Subject to the provisions of this Agreement, the business and sole purpose of the Company is [a] to manage the marketing and sale of memberships in the Club, [b] in cooperation with WSI and consistent with the Transaction Documents, to manage the Alpine Club facilities and to integrate them into the operations of the Big Mountain Resort, [c] in cooperation with Northern Pines and consistent with the Transaction Documents, to manage the private golf clubhouse and to integrate it into the operations of the Big Mountain Golf Course, [d] to distribute proceeds from initial membership deposits, monthly dues, membership transfer fees, and other funds in accordance with this Agreement and the Disbursement Agreement, [e] to coordinate with Hines Montana Development, L.P., as to performance under the Access and Use Agreement and with other developers as to performance under such other development agreements as the Company may enter into from time to time, [f] to oversee the construction by WSI of the WSI Projects, [g] to oversee the construction by Northern Pines of the Northern Pines Project, [h] to retain management and staff personnel to manage the day-to-day operations of the Club, including without limitation, a concierge, an administrative director, an activities director and a membership director, and [i] to do any and all other acts or things which may be incidental or necessary to carry on the business of the Company as contemplated by this Agreement and the other Transaction Documents. Except as otherwise provided in this Agreement, the Company will not engage in any other activity or business, and no Member will have any authority to hold itself out as a general agent of the Company or another Member in any other business or activity.

2.2   Other Purposes. The Company may engage in activities related or incidental to its principal purpose, as well as any other business or investment activity authorized by the Club Executive Committee as provided in 6.3[j].

2.3   Powers. The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.

ARTICLE 3: CAPITAL CONTRIBUTIONS; BUDGETING AND EXPENSES

3.1   Economic Interest. The Economic Interest of each Member as of the date of this Agreement expressed as a percentage, is set forth on the attached Exhibit C.

3.2   Initial Contributions. Each Member has agreed to make one or more contributions of Capital to the Company, in cash, in the aggregate amount set forth opposite that Member’s name on the attached Exhibit C (the “Initial Contributions”). Either Member may call for the payment of all or any portion of the Members’ Initial Contribution. The Members will be obligated to make their respective Initial Contributions on the basis of two-thirds from WSI and one-third from Northern Pines. Except as provided in 3.3, no Member will be obligated to make Capital Contributions that, in the aggregate, exceed such Member’s Initial Contribution.

3.3   Additional Contributions. No Member is obligated to make any Additional Contribution. The Club Executive Committee may neither call for nor accept Additional Contributions except with the consent of both Members.

3.4   Working Capital Reserve. In accordance with the Disbursement Agreement, the Club Executive Committee will establish a working capital reserve for operating expenses, capital expenditures, repairs, replacements, contingencies, and other anticipated costs relating to its business. After satisfaction of the requirements established by the Disbursement Agreement, the Club Executive Committee may increase or decrease the reserve from time to time.

3.5   Authorization of Emergency Loans. If an Emergency has occurred or is likely to occur, either Member may request by Notice to the other Member that the Members make a loan (an “Emergency Loan”) to the Company in an amount determined by the requesting Member in its reasonable discretion to prevent or mitigate the effects of the Emergency. The requesting Member will request that Emergency Loans be made by both Members on a pro rata basis based on their respective Economic Interests. If the other Member fails to make its pro rata share of the Emergency Loans within five (5) days after receipt of the Notice from the requesting Member, the requesting Member may make the entire Emergency Loan. An Emergency Loan will be [a] unsecured or secured by collateral specified in the Notice from the Member requesting the Emergency Loan, [b] payable on the date or dates specified in the Notice from the Member requesting the Emergency Loan, [c] with recourse to the Company, [d] with interest accruing from the date such funds are advanced at the rate specified in the Notice from the requesting Member (at a rate of not more than 6% per annum above the Prime Rate then in effect) and [e] subject to such other terms as are specified in the Notice from the requesting Member.

3.6   Budgeting and Expenses

[a]	Timing and Commencement of Projects; Preliminary Development Plan. The Club Executive Committee will determine the timing for the commencement of each Project, based on the Committee’s projection of the timing and amount of funds to be received from membership deposits and membership dues. Within a reasonable period after the Club Executive Committee approves the commencement of a WSI Project or the Northern Pines Project, WSI or Northern Pines, as the case may be (in that case, a “Project Sponsor”), will submit to the Committee Member(s) appointed by the other Member (in that case, the “Reviewing Member”) a Preliminary Development Plan (“PDP”), which will include the following elements: [i] a site plan for the proposed Project; [ii] preliminary architectural, design, and engineering plans for the proposed Project (schematic plans will be acceptable for this purpose); [iii] planned staging areas to be used for construction activities; [iv] a preliminary detailed budget for the proposed Project, which budget will specify in reasonable detail all anticipated Project costs, from the initial planning through the receipt of occupancy approval, including, without limitation, costs associated with [A] the preparation of contracts, documents and construction drawings, [B] labor and materials, and [C] interior finishes, fixtures and equipment; [v] identities of probable consultants and contractors and a detailed plan for the selection of contractors and consultants (by competitive bid or otherwise); and [vi] a proposed schedule for completion of the Project. Within two weeks after its receipt of the PDP, the Reviewing Member, after consultation with the Project Sponsor, will either approve the PDP or submit a detailed list of comments and requested changes to the Project Sponsor. The Reviewing Member and the Project Sponsor will negotiate in good faith to address the concerns of the Reviewing Member. If a proposed PDP is not approved by the Reviewing Member, the Project Sponsor may continue to submit additional proposed PDPs. After the Reviewing Member approves the PDP, the Project Sponsor will be authorized to expend the budgeted amounts for the completion of architectural construction drawings and retain a contractor for the purpose of completing detailed costing for the Project. Upon completion of the architectural construction drawings and receipt from the contractor of a guaranteed maximum price for completion of the Project, the Project Sponsor will submit an updated PDP to the Reviewing Member for review and approval. The updated PDP will contain [w] updated and detailed project plans; [x] the updated and final budget; [y] an updated time schedule; and [z] the identify of the contractor and all subcontractors for the proposed Project. After the Reviewing Member approves a PDP, the Project Sponsor may draw funds from the Company against that budget for purposes of developing the Project. Any such drawdown is subject to the approval of the Reviewing Member (who may require documentation similar to that required by an institutional construction lender), such approval not to be unreasonably withheld or delayed.

3

[b]	Progress Reports. The Project Sponsor will report to the Club Executive Committee on a quarterly basis concerning the status of the Project. The report will [i] detail the costs incurred to date and provide an itemized comparison of actual costs to budgeted costs, [ii] show the progress of construction compared to the construction schedule set forth in the updated PDP, and [iii] disclose any unanticipated complications or unforeseen circumstances or events which are reasonably likely to cause a substantial delay in the construction or an increase in budgeted costs.

[c]	Annual Operating Budget. No later than 60 days prior to the beginning of each Fiscal Year, WSI will prepare and deliver to Northern Pines a preliminary annual operating budget, which will include itemized projections of the Club’s annual receipt of funds (including revenues) and expenses. Within 15 days after its receipt of the preliminary annual budget, Northern Pines will provide to WSI its comments and suggestions concerning the preliminary budget. WSI will reasonably consider the comments and suggestions of Northern Pines, and, within 15 days after its receipt of such comments and suggestions, WSI will prepare and deliver to Northern Pines a revised annual operating budget. The revised annual operating budget will be the annual operating budget of the Club, subject to the approval of Northern Pines, which approval will not be unreasonably withheld or delayed. If Northern Pines withholds its approval of the revised annual operating budget, the Club will operate in accordance with such revised annual operating budget pending resolution of the dispute. The Members will cause the Committee Members to use reasonable efforts to operate the Company in accordance with the annual budget.

4

[d]	Expenses. Operating expenses of the Company will be paid from funds of the Company in accordance with the Disbursement Agreement.

[e]	Re-Negotiation of Economic Provisions. As a part of the annual budget approval process, the Members agree to discuss the operations and finances of the Company and, if any material differences have occurred from the projections utilized by the Members in connection with the negotiation of this Agreement and the Transaction Documents, the Members will negotiate in good faith concerning adjustments to the economic provisions of this Agreement and of the Disbursement Agreement. Pending the outcome of such negotiations, the economic provisions will remain as specified under this Agreement and the Disbursement Agreement.

ARTICLE 4: CAPITAL OF THE COMPANY; INCOME AND LOSS

All matters relating to the maintenance of capital accounts and the allocation of Income and Losses among the Members are subject to the Disbursement Agreement. To the extent not inconsistent with the Disbursement Agreement, such matters will be governed by the provisions set forth in the attached Exhibit D.

ARTICLE 5: DISTRIBUTIONS

5.1   Distributions Generally. In addition to the payments contemplated under the Disbursement Agreement (all of which will be considered Distributions for purposes of this Agreement), the Company may make cash or in kind Distributions from time to time, as determined by the Club Executive Committee. All Distributions pursuant to this 5.1 will be made to the Members in proportion to their respective Economic Interests.

5.2   Payment. All Distributions will be made to Members owning Ownership Interests on the date of record, such date being the last day of the calendar month preceding the date of Distribution, as reflected on the books of the Company.

5.3   Withholding. If required by the Code or by state or local law, the Company will withhold any required amount from Distributions to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a Distribution by the Company to such Member. Each Member agrees to file timely any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company.

ARTICLE 6: MANAGEMENT

6.1 Club Executive Committee.

[a]	The management of the Company will be vested in an executive committee (the “Club Executive Committee”) consisting of three members (each, a “Committee Member”). Two Committee Members will be appointed by WSI, and one Committee Member will be appointed by Northern Pines. Each Member’s initial appointees to the Club Executive Committee are set forth on Exhibit E. The Club Executive Committee is the “manager” of the Company as that term is used in the Act.

[b]	The Club Executive Committee will hold regular meetings at such times and locations as it may determine from time to time. Special meetings of the Club Executive Committee may be called by any Committee Member upon five days’ prior written Notice to the other Committee Members. The Members will cause the Committee Members to take reasonable steps to schedule all meetings at a time and place convenient to all Committee Members so as to enable all Committee Members to attend as many as possible of the meetings of the Club Executive Committee. Committee Members may participate in a meeting by means of conference telephone or similar communications equipment by which all Committee Members participating in the meeting can hear each other at the same time. Such participation will constitute presence in person at the meeting and waiver of any required Notice. With respect to matters requiring a unanimous vote of the Club Executive Committee, a quorum will consist of all three Committee Members. With respect to all other matters, a quorum will consist of two Committee Members. Each Member will use its best efforts to cause the Committee Member(s) appointed by such Member to attend all meetings of the Club Executive Committee. Any action required or permitted to be taken at a meeting of the Club Executive Committee may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Committee Members; for this purpose, a Committee Member may evidence a written consent by means of e-mail addressed to the other Committee Members. Action so taken is effective when all Committee Members have signed the consent, unless the consent specifies another effective date.

[c]	Any Committee Member may be removed, at any time, with or without cause, by the Member who appointed such Committee Member to the Club Executive Committee. Upon the death, resignation or removal of a Committee Member, a substitute Committee Member will be appointed by the Member who appointed the Committee Member whose death, resignation or removal caused the vacancy.

[d]	Subject to the provisions of the Act and to the fiduciary obligations and limitations imposed upon it by this Agreement, and except as otherwise provided in this Agreement, the Club Executive Committee has complete and unrestricted power and authority to manage the business, properties and activities of the Company in its sole and exclusive discretion. Except as otherwise provided in this Agreement, no Person dealing with the Company will be required to inquire into the authority of the Club Executive Committee to take any action or make any decision. Except as provided elsewhere in this Agreement, and except as contemplated in the Transaction Documents, no Member will take part in the operations, management or control of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company.

6

[e]	The Club Executive Committee, by resolution, may appoint officers of the Company and may delegate responsibilities to such officers. No such delegation by the Club Executive Committee will relieve any Member of its obligations under this Agreement to cause the Committee Members to act in accordance with this Agreement.

6.2   Actions by the Club Executive Committee. Except as set forth in 6.3, all actions or decisions by (or affecting) the Company will be made only by the affirmative vote of a majority of the Committee Members. The Members will cause the Committee Members to act reasonably and in good faith in connection with any action for which the affirmative vote of a majority of the Committee Members is required.

6.3   Actions or Decisions Requiring a Unanimous Vote. The following actions or decisions by (or affecting) the Company will be made only by the affirmative vote of all Committee Members:

[a]	The approval of any Transfer of an Ownership Interest (other than to a Permitted Transferee) or the admission of any new Member or of a substitute Member, as provided in 13.6;

[b]	Except as otherwise provided in this Agreement or the other Transaction Documents, the payment by the Company of compensation to any Member (or any Affiliate of a Member) for services rendered to the Company, other than such Member’s share of Income;

[c]	Any merger, consolidation, reorganization or similar transaction involving the Company or any entity Controlled by the Company;

[d]	Any action (including, but not limited to, the filing of a U.S. Treasury Form 8832 Entity Classification Election) which would cause the Company to be characterized as an entity other than a partnership for federal income tax purposes;

[e]	The sale, exchange or other disposition of all or substantially all of the assets of the Company, or the sale, exchange or other disposition of any assets of the Company outside the Ordinary Course of Business;

[f]	Except as provided in 11.1[a][ii] and 11.1[b], the voluntary Dissolution of the Company;

[g]	The appointment of a liquidating trustee other than the Club Executive Committee as provided in 12.1;

7

[h]	The distribution of assets in kind upon Liquidation;

[i]	The commencement of any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions;

[j]	The expansion of the Company’s business beyond its principal purpose, or beyond activities that are related or incidental to its principal purpose;

[k]	The borrowing of money (other than the creation of liability for the return of membership deposits in the Ordinary Course of Business), the issuance of promissory notes or other evidence of indebtedness in connection with such borrowings, the granting of a mortgage, deed of trust, pledge or other lien on or security interest in all or any portion of the assets of the Company to secure the Company’s obligations as debtor under any loans, lines of credit, debt offerings, credit facilities, or other financing arrangements established from time to time; and

[l]	Any amendment, modification or termination of, or any waiver of any provision of this Agreement or any Transaction Document.

In all actions of the Company that require the unanimous approval of the Club Executive Committee, the Members will cause the Committee Members to act reasonably, with a view to the best interests of the Company and the Members. If any proposed action or decision fails to achieve the unanimous approval of the Committee Members as required by this 6.3, the Members will cause the Committee Members to negotiate in good faith to reach a mutually agreeable consensus. If the Committee Members are unable to reach a consensus after good faith negotiations, the proposed action will not be taken.

6.4   Effect of Dissolution, Resignation or Retirement. If any Member voluntarily dissolves, resigns from or retires from the Company, such withdrawing Member will, without further act, become a Transferee of such Member’s Ownership Interest (with the limited rights of a Transferee as set forth in 13.5), and thereafter the Committee Member(s) appointed by such withdrawing Member will cease to be Committee Members, and the remaining Member will be entitled to appoint and remove all Committee Members.

6.5   Public Play at Big Mountain Golf Course. Northern Pines will evaluate the level and availability of public play at the Big Mountain Golf Course annually during the month of November in each year, based on volume and mix of play by Club Members, Resort Guests, and members of the public for the prior golf season. The Members acknowledge that their mutual goal is to ensure that Club Members and Resort Guests are able to enjoy a “quality” golf experience at the Big Mountain Golf Course. Northern Pines will use commercially reasonable efforts to establish policies and procedures concerning public play, if any, to implement that goal. On or before November 30 of each year, Northern Pines will present policies and procedures for public play for the upcoming golf season to the Club Executive Committee for review, comment and discussion. The policies and procedures presented by Northern Pines will be the policies and procedures for public play for the upcoming golf season, subject to approval by WSI, such approval not to be unreasonably withheld or delayed. Pending the approval of WSI and the resolution of any disputes with respect to such approval, the policies and procedures for public play proposed by Northern Pines will govern public play at the Big Mountain Golf Course for the upcoming golf season. As and when public play is to be reduced or eliminated, Northern Pines will have the sole right and responsibility to inform the public of such reduction or elimination in such manner as it deems appropriate.

6.6   Other Activities. Any Member may engage in (or own interests in) other business entities of any nature and description, independently or with others, and neither the Company nor any other Member will have any right by virtue of this Agreement in such business entity.

ARTICLE 7: APPROVAL OF TRANSACTION DOCUMENTS

7.1   Transaction Documents. Contemporaneously with the execution of this Agreement, the Members, the Company and certain third parties have executed the following agreements (collectively with this Agreement, the “Transaction Documents”):

[a]	Disbursement Agreement;

[b]	Cooperation Agreement;

[c]	Access and Use Agreement;

[d]	Club Documents; and

[e]	Services Agreement.

7.2   Approval of Transaction Documents. The Members and the Company hereby authorize, direct, approve and ratify the execution and delivery of, and the performance of the Company’s obligations under, the Transaction Documents.

ARTICLE 8: LIABILITY OF MEMBERS AND THE CLUB EXECUTIVE COMMITTEE

8.1   Limited Liability. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) will be solely the debts, obligations and liabilities of the Company, and no Member or Committee Member (including any Person who formerly held such status) is liable or will be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status. No individual trustee, officer, director, employee or agent of any entity Member, in its individual capacity as such, will have any personal liability for the performance of any obligation of such Member under this Agreement.

8.2   Capital Contribution. Each Member is liable to the Company for [a] the initial contribution agreed to be made under 3.2, and [b] any Capital Contribution or Distribution that has been wrongfully or erroneously returned or made to such Person in violation of the Act, the Certificate or this Agreement.

8.3   Capital Return. If any Member receives a Distribution from the Company, the Member will have no liability under the Act or other applicable law for the amount of the Distribution except to the extent required by law or except to the extent that the amount of the Distribution was made in mistake.

8.4   Reliance. The Committee Members and each Member will be fully protected by relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by any of the Company’s other Members, employees or agents, or any other Person who has been selected with reasonable care as to matters that such Person reasonably believes are within such other Person’s professional or expert competence. Matters as to which such reliance may be made include the value and amount of assets, liabilities, Income and Losses of the Company, as well as other facts pertinent to the existence and amount of assets from which distributions to Members might properly be made.

ARTICLE 9: STANDARD OF CARE, INDEMNIFICATION

9.1   Standard of Care. The Members will cause each Committee Member to discharge such Person’s duties under this Agreement in good faith, in such manner as such Committee Member reasonably believes to be in the best interests of the Company, and not to engage in gross negligence or willful misconduct in the discharge of such duties (the “Standard of Care”). The Company, the Club Executive Committee, and the Committee Members do not owe any fiduciary duty of any nature to any Transferee who is not admitted as a Member. No Committee Member will be liable to the Company or to any Member or Transferee for any losses, damages, expenses or liabilities on account of any act or omission if such Person satisfies the Standard of Care and does not breach an express provision of this Agreement.

9.2   Indemnification. The Company will indemnify each Committee Member from and against any and all loss, damage, expense (including, without limitation, the reasonable fees and expenses of attorneys and other advisors and any court costs incurred by such Person) or liability incurred in any Proceeding to which such Person is made a party because such Person is or was a Committee Member or is or was serving at the request of the Company as a director, officer, general partner, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent that such Person, in any such capacity, did not breach the Standard of Care and did not breach an express provision of this Agreement.

9.3   Expense Advancement. With respect to the reasonable legal fees and expenses of counsel incurred by any Committee Member when such Person is a party, or is threatened to be made a party, to a Proceeding, the Company will provide funds to such Person in advance of the final disposition of the Proceeding if [a] such Person furnishes the Company with such Person’s written affirmation of a good faith belief that such Person has met the Standard of Care, and [b] such Person agrees in writing to repay the advance if it is determined by a court of competent jurisdiction that such Person has not met the Standard of Care.

9.4   Insurance. The indemnification provisions of this Article do not limit the right of the Committee Members to recover under any insurance policy maintained by the Company. If, with respect to any loss, damage, expense or liability described in 9.2, the Committee Member receives an insurance policy indemnification payment, which, together with any indemnification payment made by the Company, exceeds the amount of such loss, damage, expense or liability, then such Person will immediately repay such excess to the Company.

9.5   Indemnification of Others. The Club Executive Committee may cause the Company to indemnify and advance expenses to any Member, officer, employee or agent of the Company to the same extent as (or to a greater or lesser extent than) the Company is obligated to indemnify and advance expenses to the Committee Members.

ARTICLE 10: ACCOUNTING AND REPORTING

10.1   Fiscal Year. For income tax and accounting purposes, the Fiscal Year of the Company will end on May 31 in each year (unless otherwise required by the Code).

10.2   Accounting Method. For income tax and accounting purposes, the Company will use the accrual method of accounting.

10.3  Returns. The Company will use reasonable efforts to cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company does business.

10.4   Reports. The Club Executive Committee, at the expense of the Company, [a] will cause to be prepared [i] an unaudited statement of operations and balance sheet for and as of the end of each Fiscal quarter, and will cause such financial statements to be distributed to the Members not later than 30 days after the end of each Fiscal quarter, and [ii] an unaudited statement of operations and balance sheet for and as of the end of each calendar year, and will cause such financial statements to be distributed to Northern Pines not later than 30 days after the end of each calendar year, and [b] will cause to be prepared and distributed to the Members such additional financial statements and reports as it deems appropriate or necessary, or as are reasonably requested by a Member.

10.5   Annual Audit. Unless otherwise agreed by the Members, for any Fiscal Year, the Club Executive Committee will cause an audit to be made by the Company’s accountants at the expense of the Company. At the expense of the Company, the Club Executive Committee will furnish the Members with a copy of such audited financial statements. Any exceptions to the audited statements rendered must be made by a Member within one year from its receipt and, if no exception is made within that time, the statements will be considered to be correct.

10.6 Books and Records.

[a]	The following books and records of the Company will be kept at its principal office: [i] a current list of the full name and last known business, residence or mailing address of each Member and each Committee Member, [ii] the original of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed), [iii] a copy of the Company’s federal, state and local income tax returns and reports, and annual financial statements of the Company, for the six most recent years, and [iv] minutes, or minutes of action or written consent, of every annual and special meeting of the Company.

[b]	The Club Executive Committee, at the Company’s expense, will keep at the Company’s principal office separate books of account for the Company which will show a true and accurate record of all costs and expenses incurred, all credits made and received and all income derived and funds received in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied as to the Company’s financial position and results of operations.

[c]	Each Member will, at its sole expense, have the right, at any time upon reasonable Notice to the Club Executive Committee, to examine, copy and audit the Company’s books and records during normal business hours.

[d]	All books, records (including bills and invoices), reports and returns of the Company required by this Article 10 will be maintained in all material respects in accordance with generally accepted accounting principles.

10.7   Information. Each Member has the right, from time to time and upon reasonable demand for any purpose reasonably related to such Person’s Ownership Interest, to obtain from the Company: [a] a current list of the full name and last known business, residence or mailing address of each Member and each Committee Member, [b] a copy of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed), [c] a copy of the Company’s federal, state and local income tax returns and reports and annual financial statements of the Company, for the six most recent years, [d] minutes, or minutes of action or written consent, of every meeting of the Members of the Company, [e] true and full information regarding the amount of money and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Member, and the date on which each became a Member, [f] true and full information regarding the status of the business and financial condition of the Company, and [g] other information regarding the affairs of the Company as is just and reasonable. Any demand by a Member under this 10.7 must be by Notice to the Company, and must state the purpose of the demand. Any inspection or copying of the Company’s books and records under this 10.7 will be during normal business hours, and at the expense of the Member making the demand. In addition, each Member agrees to provide to the other Member, upon the reasonable request by such other Member, such financial and other information concerning the Member’s operations and financial condition as such information materially bears upon the Member’s Ownership Interest, the operation and maintenance of the Alpine Club (in the case of WSI) and the Big Mountain Golf Course and the private golf clubhouse (in the case of Northern Pines), and the performance by such Member under this Agreement and the other Transaction Documents, and its ability to continue to perform under this Agreement and the other Transaction Documents.

10.8   Banking. The Company may establish one or more bank or financial accounts and safe deposit boxes. The Company may authorize two or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Company deems advisable, except that all checks and all withdrawals must be signed or authorized by two individuals.

10.9   Tax Matters Partner. WSI is designated as the tax matters partner under § 6231(a)(7) of the Code. WSI agrees to consult with Northern Pines and to reasonably and in good faith consider the comments and suggestions of Northern Pines with respect to all tax matters.

10.10   No Partnership. The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

10.11   Confidentiality. Each Member and each Transferee agrees to keep confidential all information provided to the Member or Transferee under 10.4, 10.5, 10.6, and 10.7, except to the extent [a] that such Person is required by any state or federal securities law or regulation to disclose such information; [b] that such Person is otherwise required by law (other than securities law) to disclose such information (and in the event of such requirement, such Person will provide prompt Notice to the Club Executive Committee so as to permit the Company or any Member to contest such disclosure, and, in any event, such Person will redact such information to be disclosed to the maximum extent permitted by law); [c] that the information already is within the public domain through no fault of such Person; or [d] that the Person shares such information with such Person’s attorney, accountant, or financial institution who is informed by such Person that such information is confidential. Each Member and each Transferee agrees that the breach of the foregoing obligation of confidentiality could cause the Company irreparable harm and agrees that the Company will be entitled to injunctive and other equitable relief in the event of any breach of such obligations.

ARTICLE 11: DISSOLUTION AND WITHDRAWAL

11.1   Dissolution.

[a]	Dissolution of the Company will occur upon [i] the decision of the Club Executive Committee as provided in 6.3[f], or [ii] an event of withdrawal of a Member and the election of the remaining Members to dissolve in accordance with 11.3.

13

[b]	Without limiting 11.1[a], if the Company has not sold at least 200 dues paying Club Memberships by August 31, 2003, either Member may, by Notice to the other Member and to the Club Executive Committee, elect to cause the Company to be dissolved. Delivery of such Notice will constitute a Dissolution of the Company.

11.2 Events of Withdrawal. An event of Withdrawal of a Member occurs when any of the following occurs:

[a]	With respect to any Member, upon the Transfer of all of such Member’s Ownership Interest (which Transfer is treated as a resignation);

[b]	With respect to any Member, upon the voluntary withdrawal, retirement, or resignation of the Member by Notice to the Company;

[c]	With respect to any Member that is a corporation, upon filing of articles of dissolution of the corporation;

[d]	With respect to any Member that is a partnership, a limited liability company or a similar entity, upon dissolution and liquidation of such entity (but not solely by reason of a technical termination under § 708(b)(1)(B) of the Code);

[e]	With respect to any Member that is a trust, upon termination of the trust;

[f]	With respect to any Member, the Bankruptcy of the Member; or

[g]	Any other event that terminates the continued membership of a Member in the Company.

Within 10 days following the happening of any event of Withdrawal with respect to a Member, such Member must give Notice of the date and the nature of such event to the Company.

11.3   Continuation. Subject to 11.1[a], in the event of Withdrawal of a Member, the Company will be continued, and all Members will have the right to cause the Company to be continued, unless all of the remaining Members elect to dissolve or the Club Executive Committee elects to dissolve. If the Company is so continued, with respect to any Member as to which an event of Withdrawal has occurred, such Member or such Member’s Transferee or other successor-in-interest (as the case may be) will, without further act, become a Transferee of such Ownership Interest (with the limited rights of a Transferee as set forth in 13.5, unless admitted as a substitute Member).

ARTICLE 12: LIQUIDATION

12.1   Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate pursuant to this 12.1 or pursuant to 12.6. Unless the Club Executive Committee determines otherwise as provided in 6.3[g], the Club Executive Committee will act as the liquidating trustee. The winding up and Liquidation of the Company will be accomplished in a businesslike manner as determined by the liquidating trustee. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation. Any gain or loss on disposition of any Company assets in Liquidation will be allocated to Members in accordance with the provisions of Article 4. Any liquidating trustee is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidating process as such Person deems necessary or desirable. Until the filing of a certificate of dissolution under 12.6, and without affecting the liability of the Members and without imposing liability on the liquidating trustee, the liquidating trustee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in this Article.

12.2 Priority of Payment. The assets of the Company will be distributed in Liquidation in the following order:

[a]	First, to creditors by the payment or provision for payment of the debts and liabilities of the Company (including repayment of deposits to Club Members but excluding any loans or advances that may have been made by any Member or any Affiliate of a Member) and the expenses of Liquidation;

[b]	Second, to the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company;

[c]	Third, to the repayment of any loans or advances to the Company that were made by any Member or any Affiliate of a Member (according to the relative priority of repayment of such Loans and proportionally among Loans of equal priority if the amount available for repayment is insufficient for payment in full); and

[d]	Fourth, to the Members in proportion to the positive balances in their respective Capital Accounts after such Capital Accounts have been adjusted for all allocations of Income, Net Income, Net Loss and items thereof for the Fiscal Year during which such liquidation occurs.

12.3   Liquidating Distributions. The liquidating Distributions due to the Members will be made by selling the assets of the Company and distributing the net proceeds. Notwithstanding the preceding sentence, but only upon the unanimous consent of the Club Executive Committee as provided in 6.3[h], the liquidating Distributions may be made by distributing the assets of the Company in kind to the Members in proportion to the amounts distributable to them pursuant to 12.2, and valuing such assets at their Fair Market Value (net of liabilities secured by such property that the Member takes subject to or assumes) on the date of Distribution. Any valuation by appraisal will be made by a neutral third party approved by each Member. Each Member agrees to save and hold harmless the other Members from such Member’s proportionate share of any and all such liabilities that are taken subject to or assumed. Appropriate and customary prorations and adjustments will be made incident to any Distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member. The Members acknowledge that 12.2 may establish Distribution priorities different from those set forth in the provisions of the Act applicable to Distributions upon Liquidation, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

12.4   No Restoration Obligation. Except as otherwise specifically provided in Article 8, nothing contained in this Agreement imposes on any Member an obligation to make a Capital Contribution in excess of that provided for in Exhibit C in order to restore a deficit Capital Account upon Liquidation of the Company.

12.5   Liquidating Reports. A report will be submitted with each liquidating distribution to Members made pursuant to 12.3, which report will show the collections, disbursements and distributions during the period that is subsequent to any previous report. A final report, showing cumulative collections, disbursements and distributions, will be submitted upon completion of the liquidation process.

12.6  Certificate of Cancellation. Upon Dissolution of the Company and the completion of the winding up of its business, the Club Executive Committee will cause the Company to file a certificate of cancellation with the Delaware Secretary of State pursuant to the Act. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

ARTICLE 13: TRANSFER RESTRICTIONS

13.1   General Restriction. Except as provided in this Article 13 and in Article 14, neither Member may transfer all or any part of such Member’s Ownership Interest. Any Transfer of all or any part of an Ownership Interest in violation of this 13.1 is null and void, and of no effect. Any Member who makes a Transfer of all of such Person’s Ownership Interest will be treated as resigning from the Company on the effective date of such Transfer. The rights and obligations of any resigning Member or of any Transferee of an Ownership Interest will be governed by the other provisions of this Agreement.

13.2   No Member Rights. No Member has the right or power to confer upon any Transferee the attributes of a Member in the Company. The Transferee of all or any part of an Ownership Interest by operation of law does not, by virtue of such Transfer, succeed to any rights as a Member in the Company, except as expressly provided by this Agreement.

13.3   Permitted Transfers; Required Transfers. Either Member may Transfer all (but not less than all) of such Member’s Ownership Interest to any of the following Persons (each, in the circumstances described below, a “Permitted Transferee”), but only if the requirements of 13.4 have been satisfied:

[a]	A Member;

16

[b]	An Affiliate of a Member, subject to the consent of the other Member, which will not be unreasonably withheld or delayed, but such consent may be withheld in any event unless the Transferor agrees in writing to remain liable for the obligations of the Transferee under this Agreement;

[c]	In the case of WSI, if WSI sells all or substantially all of its right, title and interest in and to the Alpine Club and the Big Mountain Resort, [i] WSI may Transfer its Ownership Interest to the purchaser of such right, title and interest, and [ii] Northern Pines may require WSI to Transfer all of its Ownership Interest to such purchaser;

[d]	In the case of Northern Pines, if Northern Pines sells all or substantially all of its right, title and interest in and to the Big Mountain Golf Course, [i] Northern Pines may Transfer its Ownership Interest to the purchaser of such right, title and interest, and [ii] WSI may require Northern Pines to Transfer all of its Ownership Interest to such purchaser; and

[e]	Any other Person consented to by the Club Executive Committee as provided in 6.3[a].

13.4 General Conditions on Transfers. No Transfer of an Ownership Interest will be effective unless all of the conditions set forth below are satisfied (any of which may be waived by the Members):

[a]	The Transferor signs and delivers to the Company an undertaking in form and substance satisfactory to the Company to pay all reasonable expenses incurred by the Company in connection with the Transfer (including, but not limited to, reasonable fees of counsel and accountants and the costs to be incurred with any additional accounting required in connection with the Transfer, and the cost and fees attributable to preparing, filing and recording such amendments to the Certificate or other organizational documents or filings as may be required by law);

[b]	The Transferor delivers to the Company an opinion of counsel for the Transferor, in form and substance satisfactory to the Company, to the effect that the Transfer of the Ownership Interest is in compliance with the applicable federal and state securities laws, and a statement of the Transferee, in form and substance satisfactory to the Company, making appropriate representations and warranties in respect to compliance with the applicable federal and state securities laws and as to any other matter reasonably required by the Company;

[c]	The Transferor signs and delivers to the Company a copy of the assignment of the Ownership Interest to the Transferee (substantially in the form of the attached Exhibit F);

[d]	The Transferee signs and delivers to the Company an agreement (substantially in the form of the attached Exhibit G) to be bound by this Agreement; and

[e]	The Transfer is in compliance with the other provisions of this Article.

17

The Transfer of an Ownership Interest will be effective as of 12:01 a.m. (Mountain Time) on the first day of the month following the month in which all of the above conditions have been satisfied. Upon the effective date, the Company will amend Exhibit C to reflect the new Ownership Interests. Upon satisfaction of the foregoing conditions, any Transferee that is a Permitted Transferee will become a substitute Member.

13.5   Rights of Transferees. Any Transferee of an Ownership Interest will, on the effective date of the Transfer, have only those rights of an assignee as specified in the Act unless and until such Transferee is admitted as a substitute Member. Any Transferee of all or any part of an Ownership Interest who is not admitted as a substitute Member in accordance with this Agreement has no right to participate or interfere in the management or administration of the Company’s business or affairs, to vote or agree on any matter affecting the Company or any Member, to require any information on account of Company transactions, or, except as provided in the next succeeding sentence, to inspect the Company’s books and records. The only rights of a Transferee of all or any part of an Ownership Interest who is not admitted as a substitute Member in accordance with this Agreement are [x] to obtain the information specified in 10.7 if the Transferee executes a confidentiality agreement (in form and substance satisfactory to the Club Executive Committee in its sole discretion) concerning such information, [y] to receive the allocations and Distributions to which the Transferor was entitled as if the Transferee held the Ownership Interest of the Transferor (to the extent of the Ownership Interest Transferred), and [z] to receive all necessary tax reporting information. The Company, the Committee Members, and the Members will not owe any fiduciary duty of any nature to a Transferee who is not admitted as a substitute Member in accordance with this Agreement. However, each Transferee of all or any part of an Ownership Interest (including both immediate and remote Transferees) will be subject to all of the obligations and restrictions contained in this Agreement as if such Transferee were a Member. To the extent of any Ownership Interest Transferred, the Transferor Member does not possess any right or power as a Member and may not exercise any such right or power directly or indirectly on behalf of the Transferee.

13.6   Admission of a Substitute Member. A Transferee of an Ownership Interest will not become a substitute Member of the Company unless such substitution is consented to by the Club Executive Committee as provided in 6.3[a], or such Transferee is a Permitted Transferee.

13.7   Security Interest. The pledge or granting of a security interest, lien or other encumbrance in or against all or any part of a Member’s Ownership Interest does not cause the Member to cease to be a Member. Upon foreclosure or sale in lieu of foreclosure of any such secured interest, the secured party will be entitled to receive the allocations and Distributions as to which a security interest has been granted by such Member. In no event will any secured party be entitled to exercise any rights of a Member under this Agreement (unless and until such Person is admitted as a substitute Member), and such secured party may look only to such Member for the enforcement of any of its rights as a creditor. In no event will the Company have any liability or obligation to any Person by reason of the Company’s payment of a Distribution to any secured party as long as the Company makes such payment in reliance upon written instructions from the Member to whom such Distributions would be payable. Any secured party will be entitled, with respect to the security interest granted, only to the Distributions to which the assigning Member would be entitled under this Agreement, and only if, as and when such Distribution is made by the Company. The Company, the Committee Members, and the Members will not owe any fiduciary duty of any nature to a secured party. Reference to any secured party includes any assignee or successor-in-interest of such Person.

ARTICLE 14: PUT/CALL OPTION.

14.1 Exercise of Put/Call Option.

[a]	Request for Appraisal. During any Option Window, WSI or Northern Pines, by written Notice to the Company and the other Member, may request a determination of the Option Value of the Golf Assets in accordance with 14.3. Within 30 days after the determination of Option Value, WSI may exercise the Call Option or Northern Pines may exercise the Put Option, in accordance with this Article 14, in each case, by delivering written Notice to the other Member.

[b]	WSI Call. WSI may, at its option, require Northern Pines to sell to WSI all, but not less than all, of the right, title and interest of Northern Pines in and to the Golf Assets (the “Call Option”). The purchase price for the Golf Assets pursuant to this 14.1[b] will be equal to 115% of the Option Value. The closing will occur within 90 days after delivery of Notice to Northern Pines. WSI will pay the purchase price, in cash or immediately available funds, as follows: [i] one-third of the purchase price will be paid at the closing, and [ii] one-third of the purchase price will be paid on each of the first and second anniversaries of the closing.

[c]	Northern Pines Put. Northern Pines may, at its option, require WSI to purchase from Northern Pines all, but not less than all, of the Golf Assets (the “Put Option”). The purchase price for the sale of the Golf Assets pursuant to this 14.1[c] will be equal to 85% of the Option Value. The closing will occur within 90 days after delivery of the Notice to WSI. WSI will pay the purchase price, in cash or immediately available funds, as follows: [i] one-sixth of the purchase price will be paid at the closing, and [ii] one-sixth of the purchase price will be paid on each of the first, second, third, fourth and fifth anniversaries of the closing.

[d]	Closing Requirements; Promissory Note; Security. At the closing of the purchase and sale of the Golf Assets under paragraph [a] or [b] above, Northern Pines will convey the real property to WSI by special warranty deed, free and clear of all liens and encumbrances except for those of record on the date of this Agreement (other than liens and encumbrances securing the obligations of the Company to NorPine LLC, a Delaware limited liability company) and except for liens and encumbrances that do not affect marketable title to the real property and which are customarily accepted by purchasers in Montana, and will convey the personal property to WSI by bill of sale, free and clear of all liens and encumbrances, except for operating leases and purchase money obligations (which will be assumed by WSI). Northern Pines will execute all documents and instruments and obtain all consents necessary to assign and transfer to WSI all operating leases used in connection with the Golf Assets. At such closing, WSI will deliver a promissory note to Northern Pines in principal amount equal to the deferred portion of the purchase price payable as provided in clause [ii] paragraph [a] or [b], as the case may be. The promissory note will be substantially in the form attached to this Agreement as Exhibit H. The unpaid principal of the promissory note will bear interest at a floating rate equal to LIBOR plus 3%, compounded monthly. Accrued and unpaid interest will be due and payable annually with each installment of principal. As security for WSI’s obligations under the promissory note, WSI will grant to Northern Pines a first lien deed of trust on the real property constituting the Big Mountain Golf Course and the private golf clubhouse, and a first lien security interest in the personal property comprising the remainder of the Golf Assets. WSI covenants and agrees to execute, deliver, file and/or record such documents and instruments as Northern Pines deems necessary or advisable, in form and substance reasonably satisfactory to Northern Pines, to create the lien on the real property and to perfect the security interest in the personal property comprising the remainder of the Golf Assets.

19

14.2   Option Window. For purposes of Article 14, an “Option Window” will occur only during the month of November 2008, and thereafter, during the month of November that follows every third year thereafter. For purposes of illustration only, an Option Window will occur during November 2008, November 2011, November 2014, and during the month of November every third year thereafter.

14.3   Determination of Option Value. The Members have received and reviewed an appraisal of the Northern Pines Golf Club dated May 20, 2002 (the “2002 Appraisal”) prepared by PriceWaterhouseCoopers –The Golf Group (“PWC”). For purposes of this Article 14 only, the “Option Value” of the Big Mountain Golf Course and the private golf clubhouse will be the Fair Market Value of the Big Mountain Golf Course and the private golf clubhouse, including both the real property constituting the golf course and the private golf clubhouse, and the personal property used in connection with the golf course and the private golf clubhouse and owned or leased by Northern Pines, determined by an appraisal performed by PWC (or its successor). If either Member exercises its option during the first Option Window (i.e., November 2008), the Option Value will be subject to a maximum of $10 million. If PWC is unable or unwilling to perform the appraisal, the Members will mutually agree upon a single independent appraiser from the most recent list of golf course appraisers published from time to time by the National Golf Foundation (or, if such organization or such list no longer exists, then from the list of appraisers published from time to time by the closest equivalent to such organization). If the Members are unable to agree upon a single appraiser within 30 days after either Member requests a determination of the Option Value under 14.1[a], each Member (within 15 days after the end of the 30-day period) will appoint an appraiser from the list published by the National Golf Foundation, the two appraisers will appoint a qualified independent third party appraiser, and the Option Value will be determined based on the average of the values determined by the independent third party appraiser and the other appraiser whose valuation is closer to the valuation of the independent third party appraiser. In calculating Option Value, the appraiser will be instructed to use the same methodology used by PWC in the 2002 Appraisal. This methodology will include an appropriate weighting of the valuations determined using the “Income Approach,” the “Sales Comparison Approach” and the “Cost Approach” (as such terms are defined in the 2002 Appraisal), taking into consideration the circumstances existing at the time of the appraisal. All expenses incurred in connection with the determination of Option Value will be borne by the Company.

14.4   Sale to a Third Party.

Subject to 13.3[d], nothing in this Article 14 will limit the right of Northern Pines to sell its interest in the Golf Assets to a third party on such terms and conditions as Northern Pines may determine. The third party purchaser will acquire the Golf Assets, but such acquisition will be subject to the Put Option and the Call Option under this Article 14, including a Put Option or Call Option that already has been commenced.

ARTICLE 15: DISPUTE RESOLUTION

        If a dispute of any kind arises under or in connection with, or relates to, this Agreement or any of the Transaction Documents, the Members will negotiate in good faith to resolve the dispute through the Club Executive Committee. If either Member breaches any obligation under a Transaction Document to build facilities, maintain facilities, or make facilities available in the manner required by the Club Documents, the other Member may bring an action on behalf of the Company to seek specific performance of such obligation, plus actual money damages, if any, sustained by the Company as a result of such Member’s breach. The Members and the Company agree that any dispute relating to the Club or to any of the Transaction Documents will be brought exclusively in the state courts of the state of Montana.

ARTICLE 16: GENERAL PROVISIONS

16.1   Amendment. This Agreement may be amended as provided in 6.3[l]. Notice of any proposed amendment must be given at least 5 days in advance of the meeting at which the amendment will be considered (unless the approval is evidenced by duly signed minutes of action). Any duly adopted amendment to this Agreement is binding upon, and inures to the benefit of, each Person who holds an Ownership Interest at the time of such amendment, without the requirement that such Person sign the amendment or any republication or restatement of this Agreement.

16.2   Representations. Each Member represents and warrants to each other Member that, as of the signing of this Agreement:

[a]	Such Member has full power and authority to enter into and perform this Agreement;

[b]	All actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

[c]	This Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member (if such Member is an entity) and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable Bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

21

[d]	No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member;

[e]	The signing, delivery and performance of this Agreement do not violate any material agreement to which such Member is a party or by which such Member is bound; and

[f]	Such Member has had an opportunity to perform any due diligence deemed necessary or desirable.

16.3   Unregistered Interests. Each Member [a] acknowledges that the Ownership Interests are being offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law, [b] acknowledges that such Member is fully aware of the economic risks of an investment in the Company, and that such risks must be borne for an indefinite period of time, [c] represents and warrants that such Member is acquiring an Ownership Interest for such Member’s own account, for investment, and with no view to the distribution of the Ownership Interest, and [d] agrees not to Transfer, or to attempt to Transfer, all or any part of its Ownership Interest without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, unless the Transfer is exempt from such registration requirements.

16.4   Waiver of Dissolution Rights. The Members agree that irreparable damage would occur if any Member should bring an action for judicial dissolution of the Company. Accordingly, each Member accepts the provisions under this Agreement as such Person’s sole entitlement on Dissolution of the Company and waives and renounces such Person’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company. Each Member further waives and renounces any alternative rights which might otherwise be provided by law upon the Withdrawal of such Person and accepts the provisions under this Agreement as such Person’s sole entitlement upon the happening of such event.

16.5   Waiver of Partition Right. Each Member waives and renounces any right that it may have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any real property held by the Company.

16.6   Waivers Generally. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

16.7   Equitable Relief. If any Member proposes to Transfer all or any part of its Ownership Interest in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for a temporary injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Member may institute and maintain an action against the Person proposing to make such Transfer to compel the specific performance of this Agreement. Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

16.8  Remedies for Breach. The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. All legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

16.9   Costs. If the Company or any Member retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provision of this Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the nonprevailing party for all costs and expenses so incurred (including reasonable attorney’s fees, costs of bonds, and fees and expenses for expert witnesses).

16.10   Indemnification. Each Member hereby indemnifies and agrees to hold harmless the Company and each other Member from any liability, cost or expense arising from or related to any act or failure to act of such Member that is in violation of this Agreement.

16.11   Counterparts. This Agreement may be signed in multiple counterparts (or with detachable signature pages). Each counterpart will be considered an original instrument, but all of them in the aggregate will constitute one agreement. Facsimiles of signatures will be given effect for purposes of the signature page of this Agreement and any amendments to this Agreement.

16.12   Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, sent by courier, or sent by telecopy or facsimile, and must be addressed to the intended recipient as follows:

[i] If to WSI, to:	Michael Collins Winter Sports, Inc. 3910 Big Mountain Road P.O. Box 1400 Whitefish, Montana 59937 Telephone: 406-862-1900 Fax: 406-862-2955

23

with a copy to:	Jami Phillips Winter Sports, Inc. 3910 Big Mountain Road P.O. Box 1400 Whitefish, Montana 59937 Telephone: 406-862-1900 Fax: 406-862-2955

and:	Steven E. Cummings, Esq.
Christensen, Moore, Cockrell,
Cummings & Axelberg, P.C.
Two Medicine Building
160 Heritage Way
P.O. Box 7370
Kalispell, Montana 59904-0370
Telephone: 406-751-6000
Fax: 406-756-6522

[ii] If to Northern Pines, to:	Bradley T. Quayle Booth Creek Management Corp. 950 Red Sandstone Road, Unit 43 Vail, Colorado 81657 Telephone: 970-476-4030 Fax: 970-476-8270

with a copy to:	Norman Waite, Jr. Booth Creek Management Corp. 950 Red Sandstone Road, Unit 43 Vail, Colorado 81657 Telephone: 970-476-4030 Fax: 970-476-8270

and:	James F. Wood, Esq. Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, Colorado 80202 Telephone: 303-299-8154 Fax: 303-298-0940

[iii]	to the Company, to both WSI and Northern Pines, as provided above.

24

[iv]	If to a Committee Member, to the Member appointing such Committee Member, as provided above.

Notices will be deemed given and received when delivered if personally delivered, three days after mailing if sent by certified or registered mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other parties notice in the manner set forth above.

16.13   Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

16.14   Entire Agreement. Except for the Transaction Documents, this Agreement (including its Exhibits) contains the entire agreement and understanding of the Members concerning its subject matter.

16.15   Benefit. The contribution obligations of each Member will inure solely to the benefit of the other Members and the Company, without conferring on any other Person any rights of enforcement or other rights.

16.16   Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Members and their Permitted Transferees, but any Transferee will have only the rights specified in 13.5 unless admitted as a substitute Member in accordance with this Agreement.

16.17   Further Assurances. Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

16.18   Headings. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

16.19   Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day.

16.20   Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without considering Delaware choice of law provisions). Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise required by the Act.

16.21   Expenses. Except as set forth in the Disbursement Agreement, each party will bear its own expenses incurred either before or after the date of this Agreement in connection with this Agreement and the transactions contemplated by this Agreement.

The undersigned Members have signed this Limited Liability Company Operating Agreement of Big Mountain Club, LLC, to be effective from the date first mentioned above, notwithstanding the actual date of signing.

WINTER SPORTS, INC. By: —————————————— Name: Title:
NORTHERN PINES, L.L.C. By: —————————————— Name: Title:

26

LIST OF EXHIBITS

Exhibit A	Names and Addresses of Members

Exhibit B	Definitions

Exhibit C	Initial Contributions and Economic Interests

Exhibit D	Capital Accounts; Income and Loss

Exhibit E	Club Executive Committee

Exhibit F	Assignment of Ownership Interest

Exhibit G	Transferee’s Agreement

Exhibit H	Form of Promissory Note

A-xxvii

EXHIBIT A Names and Addresses of Members

Northern Pines, L.L.C	Winter Sports, Inc.
C/o Booth Creek Management Corp.	3910 Big Mountain Road
950 Red Sandstone Road, Unit 43	P.O. Box 1400
Vail, Colorado 81657	Whitefish, Montana 59937
Attn: Bradley T. Quayle	Attn: Michael Collins
Telephone: 970-476-4030	Telephone: 406-862-1900
Fax: 970-476-8270	Fax: 406-862-2955

A-1

EXHIBIT B Definitions

Access and Use Agreement:	the Access and Use Agreement, dated the date of this Agreement, between the Company and Hines Montana Development L.P.

Act:	the Delaware Limited Liability Company Act, as amended from time to time.

Additional Contribution:	a Capital Contribution to the Company, other than an Initial Contribution, made pursuant to 3.3.

Adjusted Capital Account Deficit:	with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

[a] credit to such Capital Account any amounts which such Member [i] is obligated to restore to the Company upon liquidation of such Member’s interest in the Company (or which is so treated pursuant to Regulation § 1.704-1(b)(2)(ii)(c)) pursuant to the terms of this Agreement or under state law or [ii] is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

[b] debit to such Capital Account the items described in §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of § 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently with such section.

Affiliate:	with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any Person that directly or indirectly owns, Controls or holds with power to vote 10% or more of the outstanding voting securities or other voting ownership interests of such Person, any Person 10% or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, Controlled or held with power to vote by such Person, any partnership in which the specified Person is a general partner, any officer or director of the specified Person, any limited liability company in which the specified Person is a manager, and any entity of which such Person is an executive officer, director, general partner, or manager.

B-1

Agreement:	this Operating Agreement as amended from time to time.

Alpine Club:	the on mountain facilities to be built and owned by WSI and to be madea part of the Big Mountain Club by virtue of the Club Documents, the Access and Use Agreement and the Cooperation Agreement.

Bankruptcy:	A Person will be deemed bankrupt if:

[a] any proceeding is commenced against such Person as “debtor” for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions and such proceeding is not dismissed or stayed within one hundred twenty (120) days after such proceeding has commenced, or

[b] such Person commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions.

Big Mountain Golf Course:	the golf course owned and operated by Northern Pines.

B-2

with respect to any asset, the asset’s adjusted basis for federal incometax purposes, except as follows:
Book Value:

[a] the initial Book Value of any asset contributed (or deemed contributed under § 1.708-1(b)(1)(iv) of the Regulations) by a Member to the Company will be the asset’s Fair Market Value at the time of the contribution;

[b] the Book Value of all Company assets will be adjusted to equal their respective Fair Market Values: [i] if the Club Executive Committee reasonably determines an adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company as of [A] the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, or [B] the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and [ii] as of the liquidation of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g);

[c] the Book Value of any Company asset distributed to anyMember will be the Fair Market Value of the asset on the dateof distribution; and

[d] the Book Values of Company assets will be increased ordecreased to reflect any adjustment to the adjusted basis ofthe assets under Code §§ 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations § 1.704-1(b)(2)(iv)(m), but Book Values will not be adjusted pursuant to this provision to the extent that the Club Executive Committee determines that an adjustment under clause [b] is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this clause [d].

B-3

After the Book Value of any asset has been adjusted under clause [a], clause [b] or clause [d] above, Book Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Income and Net Loss.

Call Option:	the meaning given to such term in 14.1[b].

Capital Account:	the capital account of a Member established and maintained in accordance with § 1 of Exhibit D.

Capital Contribution:	any contribution of money or property by a Member to the Company (which may be either an Initial Contribution or an Additional Contribution).

Certificate:	the certificate of formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

Club:	the Big Mountain Club, which is a private membership club whose members will have access to the Alpine Club facilities to be owned by WSI, and the Big Mountain Golf Course and the private clubhouse to be owned by Northern Pines, all in accordance with this Agreement, the Club Documents, the Access and Use Agreement, and the Cooperation Agreement.

Club Documents:	the documents listed on Exhibit 1 to the Disbursement Agreement.

Club Executive Committee:	the meaning given to such term in 6.1[a].

Club Member:	a member of the Club, who may be either a Sports Member or a Full Member, in accordance with the Club Documents.

Code:	the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).

B-4

Committee Member:	the meaning given to such term in 6.1[a].

Company:	Big Mountain Club, LLC, as formed under the Certificate of Formation and governed by this Agreement.

Company Minimum Gain:	the amount computed under Regulations §1.704-2(d)(1) with respect to the Company’s Nonrecourse Liabilities.

Control:	with respect to any Person, the power, whether by ownership of stock, voting trusts, proxies, powers of attorney, contractual right, or otherwise, to elect a majority of the board of directors of such Person, or to appoint or elect the general partner, manager or other similar body or committee of such Person.

Cooperation Agreement:	the Cooperation Agreement, dated the date of this Agreement, among Northern Pines, WSI and the Company.

Debt	any obligations or liabilities of the Company that constitute liabilities for purposes of Code §752, including, without limitation, Nonrecourse Liabilities and liabilities that are recourse under Regulations §1.752-1(a)(1).

Depreciation:	for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, but if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Book Value using any reasonable method selected by the Club Executive Committee.

B-5

Disbursement Agreement	the Disbursement Agreement, dated the date as of this Agreement, among Northern Pines, WSI and the Company.

Dissolution:	the happening of any of the events set forth in 11.1.

Distribution:	the amount of any money or the Fair Market Value of any property distributed by the Company to the Members as an operating or liquidating distribution in accordance with this Agreement. For these purposes, Distribution will include, without limitation, funds distributed under the Disbursement Agreement.

Economic Interest:	Each Member’s (or Transferee’s) percentage of the allocations of the Company as specified in Exhibit C, as amended from time to time in accordance with this Agreement.

Emergency:	an event that causes or threatens to cause material risk of loss of property of the Company (including a loss caused by or threatened to be caused by contractual defaults and similar occurrences) or imminent risk of bodily injury or death to any individual.

Emergency Loan:	the meaning given to such term in 3.5.

Fair Market Value:	the cash price at which a willing seller would sell and a willing buyer would buy, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm’s-length transaction without time constraints, all as reasonably determined by the Club Executive Committee by a unanimous vote, or, in the case of 14.3, as determined in accordance with the provisions of 14.3.

B-6

Fiscal Year:	the period commencing on June 1 of each year and ending on May 31 of the following year, but the first Fiscal Year will begin on the date of this Agreement and the last Fiscal Year will end on the date on which the Company is terminated.

Golf Assets:	the Ownership Interest of Northern Pines in the Company, and the right, title and interest of Northern Pines in and to the Big Mountain Golf Course and the private golf clubhouse, including both the real property constituting the golf course and the private golf clubhouse, and the personal property used in connection with the golf course and the private golf clubhouse and owned or leased by Northern Pines.

Income:	for each Fiscal Year, each item of income and gain as determined, recognized and classified for federal income tax purposes, but [a] any income or gain that is exempt from federal income tax will be included as if it were an item of taxable income, [b] any income or gain attributable to the taxable disposition of any Company asset will be computed by the Company as if the adjusted basis of such asset as of the date of the disposition were equal in amount to the Company’s Book Value with respect to such asset as of such date, [c] in the event of a distribution of any Company asset, whether or not in connection with a liquidation of the Company, such event will for Capital Account purposes be a deemed taxable disposition of such Company asset immediately prior to such distribution and income or gain will be computed and allocated among the Members as if such property were actually disposed of for an amount realized equal to the Fair Market Value of such asset and as if the adjusted basis of such asset was equal to its Book Value at such time, and [d] in the event the Book Value of any Company asset is adjusted upwards pursuant to the definition of Book Value the amount of such adjustment will be taken into account for Capital Account purposes as income or gain from the disposition of such Company asset and allocated among the Members.

B-7

Initial Contribution:	the meaning given to such term in 3.2.

LIBOR:	the one month London Interbank Offered Rate, as published from time to time in The Wall Street Journal.

Liquidation:	the process of winding up and terminating the Company after its Dissolution.

Loss:	for each Fiscal Year, each item of loss or deduction as determined, recognized and classified for federal income tax purposes, but [a] any Code § 705(a)(2)(B) expenditure will be included as if it were a deductible expenditure, [b] any loss attributable to the taxable disposition of any Company asset will be computed by the Company as if the adjusted basis of such asset as of the date of the disposition were equal to the Company’s Book Value with respect to such asset as of such date, [c] in the event of a distribution of any Company asset, whether or not in connection with a liquidation of the Company, such event will be a deemed taxable disposition of such asset immediately prior to such distribution and any loss will be computed and allocated among the Members as if such property were actually disposed of for an amount realized equal to the Fair Market Value of such asset and as if the adjusted basis of such asset were equal to its Book Value at such time, [d] in the event the Book Value of any Company asset is adjusted downward pursuant to the definition of Book Value, the amount of such adjustment will be taken into account as a loss from the disposition of such asset and allocated among the Members, and [e] any deductions for Depreciation with respect to a Company asset will be determined as if the adjusted basis of such asset were equal to the Book Value of such asset pursuant to the methodology described in Regulations § 1.704-1(b)(2) (iv)(g)(3).

B-8

Member:	a Member as listed on the attached Exhibit A, and any other Person subsequently admitted to the Company as an additional or substitute Member in accordance with the terms of this Agreement.

Member Nonrecourse Debt:	any Nonrecourse Liability of the Company for which any Member or related person bears the economic risk of loss under Regulations § 1.752-2 within the meaning of Regulations § 1.704-2(b)(4).

Member Nonrecourse Deductions:	Company losses, deductions or Code § 705(a)(2)(B) expenditures attributable to a particular Member Nonrecourse Debt. The amount of Member Nonrecourse Deductions for any Fiscal Year or other period will be determined in accordance with the provisions of Regulations § 1.704-2(i)(2).

Minimum Gain:	the minimum gain attributable to Member Nonrecourse Debt as determined under Regulations § 1704-2(i)(3),

Net Income and Net Loss:	for each Fiscal Year, (i) the excess of the Income for such period over the Loss for such period, or (ii) the excess of the Loss for such period over the Income for such period, respectively, but Net Income and Net Loss for a Fiscal Year will be computed by excluding from such computation any Income or Loss specially allocated under §§ 9 through 19 of Exhibit D, any Nonrecourse Deduction, and any Member Nonrecourse Deductions.

Nonrecourse Deductions:	Losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities of the Company. The amount of Nonrecourse Deductions for any Fiscal Year or other period will be determined in accordance with the provisions of Regulations § 1.704-2(c).

B-9

Nonrecourse Liability:	a nonrecourse liability as defined in Regulations § 1.752-1(a)(2) and referred to in Regulations § 1.704-2(b)(3).

Northern Pines:	Northern Pines, L.L.C., a Montana limited liability company.

Northern Pines Project:	the private golf clubhouse to be developed by Northern Pines on the Big Mountain Golf Course for use by Club Members.

Notice:	written notice delivered under 16.12.

Option Value:	the meaning given to such term in 14.3.

Option Window:	the meaning given to such term in 14.2.

Ordinary Course of Business:	the ordinary course of the Club’s business consistent with past custom and practice.

Ownership Interest:	with respect to each Person owning an interest in the Company, all of the interests of such Person in the Company (including an interest in the Income and Losses of the Company, a Capital Account interest, and all other rights and obligations of such Person under this Agreement).

PDP:	the meaning given to such term in 3.6[a].

Permitted Transferee:	the meaning given to such term in 13.3.

Person:	an individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

Prime Rate:	the prime rate of interest as published from time to time in The Wall Street Journal.

Proceeding:	any threatened, pending or completed action, suit or proceeding, whether formal or informal, and whether civil, administrative, investigative or criminal.

B-10

Projects:	the Northern Pines Project and the WSI Projects.

Project Sponsor:	the meaning given to such term in 3.6[a].

Put Option:	the meaning given to such term in 14.1[c].

PWC:	the meaning given to such term in 14.3.

Reviewing Member:	the meaning given to such term in 3.6[a].

Regulations:	the Treasury Regulations (including temporary or proposed regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

Resort Guest:	a guest who stays at a rental unit managed by Glacier Village Property Management Company or a hotel designated by the Club Executive Committee.

Standard of Care:	the meaning given to such term in 9.1.

Targeted Debt Amount:	the amount by which the distributions that Northern Pines has received under Section 3(a)(i) through (vii) of the Disbursement Agreement exceed the amount of Capital Contributions set forth in Exhibit C that Northern Pines made to the Company.

Transaction Documents:	the meaning given to such term in 7.1.

Transfer:	a sale, exchange, assignment, transfer or other disposition of an Ownership Interest (whether voluntary, involuntary or by operation of law).

B-11

Transferee:	a Person to whom an Ownership Interest is Transferred in compliance with this Agreement, who will have only the rights specified in 13.5 of this Agreement, unless such Transferee already is a Member or unless such Transferee is a Permitted Transferee or is admitted as a Member under 13.6.

Transferor:	a Person who Transfers an Ownership Interest in compliance with this Agreement.

Withdrawal:	the occurrence of an event in 11.2 that terminates membership in the Company.

WSI:	Winter Sports, Inc., a Montana corporation.

WSI Projects:	the interim Alpine Club facility, the permanent Alpine Club facility, the parking garage, the private restaurant and the spa/health facility, each to be developed by WSI for use by Club Members.

2002 Appraisal:	the meaning given to such term in 14.3.

B-12

EXHIBIT C Initial Contributions and Economic Interests

Member	Initial Contribution	Economic Interest
Winter Sports, Inc.	$324,000	75%
Northern Pines, L.L.C	$162,000	25%

C-1

EXHIBIT D
CAPITAL ACCOUNTS; INCOME AND LOSS; TAX ITEMS

1.     Capital Accounts. A Capital Account will be maintained for each Member and credited, charged and otherwise adjusted as required by § 704(b) of the Code and the § 704(b) Regulations. Each Member’s Capital Account will be:

[a]	Credited with [i] the amount of money contributed by the Member as an Initial Contribution or an Additional Contribution, [ii] the Fair Market Value of property contributed by the Member as an Initial Contribution or Additional Contribution (net of liabilities that the Company assumes or takes property subject to), [iii] the Member’s allocable share of Income, and [iv] all other items properly credited to the Capital Account;

[b]	Charged with [i] the amount of money distributed to the Member by the Company, [ii] the Fair Market Value of property distributed to the Member by the Company (net of liabilities that the Member assumes or takes subject to), [iii] the Member’s allocable share of Losses, and [iv] all other items properly charged to the Capital Account; and

[c]	Otherwise adjusted as required by the § 704(b) Regulations.

Any unrealized appreciation or depreciation with respect to any asset distributed in kind will be allocated among the Members in accordance with the provisions of Article 4 as though such asset had been sold for its Fair Market Value on the date of Distribution, and the Members’ Capital Accounts will be adjusted to reflect both the deemed realization of such appreciation or depreciation and the Distribution of such property. In determining the Fair Market Value of any asset of the Company for purposes of any Distribution, the Club Executive Committee may obtain the written report of any one or more independent qualified appraisers (or appraisal firms). If more than one appraisal report is obtained by the Company, Fair Market Value will be determined as the average of such appraised values. The Company will select each such appraiser (or appraisal firm), and bear the cost of any such appraisal.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with the § 704(b) Regulations and will be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto. The Club Executive Committee also will make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with the Regulations, so long as such changes would not cause a material change in the relative economic benefits of the Members under this Agreement.

2.     Transfer. If all or any part of an Ownership Interest is Transferred in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred interest will carry over to the Transferee.

D-1

3.     Adjustments. The Members intend to comply with the § 704(b) Regulations in all respects, and the Club Executive Committee is authorized and directed to adjust the Capital Accounts of the Members to the full extent that the § 704(b) Regulations may apply (including, without limitation, applying the concepts of qualified income offsets and minimum gain chargebacks). To this end, the Club Executive Committee may make any Capital Account adjustment that it determines to be necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet (as computed for book purposes); as long as such adjustments are consistent with the underlying economic arrangement of the Members and are based, wherever practicable, on federal tax accounting principles.

4.     Market Value Adjustments. The Club Executive Committee is authorized and directed to make appropriate Capital Account adjustments upon any Transfer of an Ownership Interest, including those that apply upon the constructive Liquidation of the Company under § 708(b) of the Code, all in accordance with the § 704(b) Regulations. Similarly, if optional basis adjustments are made under § 734 or § 743 of the Code, the Club Executive Committee is authorized to make appropriate Capital Account adjustments as required by the § 704(b) Regulations.

5.     No Withdrawal of Capital. Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of such Person’s Capital Contribution from the Company prior to the Company’s Dissolution and Liquidation, or, when such withdrawal of capital is permitted, to demand a distribution of property other than money or as otherwise provided in this Agreement.

6.     No Interest on Capital. No Member will be entitled to receive interest on such Person’s Capital Account or Capital Contribution.

7.     No Drawing Accounts. The Company will not maintain a drawing account for any Member. All Distributions to Members will be governed by Article 5 (relating to Distributions not in Liquidation of the Company) and by Article 12 (relating to Distributions in Liquidation of the Company).

8.     Allocation of Net Income and Net Loss. Except as provided in §§ 9 through 19 of this Exhibit D, the Company’s Income or Loss, as the case may be, and each item of income, loss and deduction entering into the computation thereof, for each Fiscal Year, will be allocated as follows:

[a]	Income from any source will be allocated in the same proportion as such source of Income is or would be distributed under the terms of the Disbursement Agreement or § 5.1 of this Agreement, whichever is applicable.

[b]	Loss (including all expenses) will be allocated between the Members in the same proportion as expenses are paid under Section 2 of the Disbursement Agreement. For these purposes, expenses are paid by the Members to the extent that such amounts used for such expenses under Section 2 of the Disbursement Agreement would otherwise be distributed to the Members if such expenses had not been incurred.

D-2

9.     Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year or other period there is a net decrease in the amount of the Company Minimum Gain, then each Member will first be allocated items of Income for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such Minimum Gain during such year (as determined under Regulations § 1.704-2(g)(2)), but if there is insufficient Income in a year to make the allocation specified above for all Members for such year, the Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Income for such year.

10.     Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than § 9, if in any year there is a net decrease in the amount of the Member Nonrecourse Debt Minimum Gain, then each Member will first be allocated items of Income for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such Minimum Gain during such year (as determined under Regulations § 1.704-2(i)(4)), but if there is insufficient Income in a year to make the allocation specified above for all Members for such year, the Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Income for such year.

11.    Qualified Income Offset. Notwithstanding any other provision of this Agreement to the contrary (except §§ 9 and 10 which will be applied first), if in any Fiscal Year or other period a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member will be specially allocated items of Income in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.

12.     Limit on Loss Allocations. Notwithstanding the provisions of § 8[b] of this Exhibit D, or any other provision of this Agreement to the contrary, Net Loss (or items thereof) will not be allocated to a Member if such allocation would cause or increase such Member’s Adjusted Capital Account Deficit and will be reallocated to the other Members, subject to the limitations of this § 12.

13.     Net Loss from Member Nonrecourse Debt. Any Net Loss, Loss, or deductions attributable to Member Nonrecourse Debt will be allocated to the Member who bears the economic risk of loss with respect to such debt.

14.     Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period will be allocated among the Members in accordance with the Economic Interests held by each Member.

15.     § 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under §§ 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations § 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations § 1.704-1(b)(2)(iv)(m).

D-3

16.     Reversal of Mandatory Allocations. In the event that any Income or Net Loss is allocated pursuant to §§ 9 through 12, subsequent Income, Net Income or Net Loss (or items thereof) will first be allocated (subject to §§ 9 through 12) to the Members in a manner which will result in each Member having a Capital Account balance equal to that which would have resulted had the original allocation of Income, Net Income, or Net Loss (or items thereof) pursuant to §§ 9 through 12 not occurred.

17.     Compliance with Code. The foregoing provisions of this Agreement relating to the allocation of Net Income and Net Loss are intended to comply with Regulations under § 704(b) of the Code and will be interpreted and applied in a manner consistent with such Regulations.

18.     Tax Allocations—§ 704(c). In accordance with § 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Book Value of the property. If the Book Value of any Company asset is adjusted as described in the definition of Book Value, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under § 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this § 18 will be made in any manner that the Club Executive Committee determines reasonably reflects the purpose and intention of this Agreement. Allocations under this § 18 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, Net Income, Net Loss or other items or distributions under any provision of this Agreement.

19.     Allocation on Transfer. If any interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, the Company will allocate Net Income or Net Loss or items thereof to the Persons who were the holders of such interest during such Fiscal Year in proportion to the number of days that each such holder was recognized as the owner of such interest during such Fiscal Year or, if the Members agree otherwise, in any other proportion permitted by the Code and in accordance with this Agreement, but in any event without regard to the results of Company operations during the period in which each such holder was recognized as the owner of such interest during such Fiscal Year, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such interest.

20.     Sharing of Nonrecourse Liabilities. The Company will allocate excess Nonrecourse Liabilities (as defined in Regulations §1.752-3(a)(3)) in each Fiscal Year in any manner selected by the Club Executive Committee and that complies with Regulations § 1.752-3(a)(3), except that the Club Executive Committee will, to the extent possible, select a method pursuant to which the amount of excess Nonrecourse Liabilities allocated to Northern Pines will at least equal the difference between Northern Pine’s Targeted Debt Amount and the amount of Debt of the Company that would be allocated to Northern Pines under Regulations §§ 1.752-2, 1.752-3(a)(1), and 1.752.3(a)(2).

D-4

21.     Other Tax Items. Not less than forty-five days, but not more than ninety days, before the end of each Fiscal Year (or within thirty days after any written request by Northern Pines), WSI as tax matters partner will cause the Club Executive Committee to notify Northern Pines in writing of its expected allocation of Debt as of the end of that Fiscal Year (along with an explanation of how that allocation of Debt is determined) and its Capital Account as of the end of that Fiscal Year. If the amount of Debt to be allocated to Northern Pines under Code §752 for any Fiscal Year (or at any other relevant time) is less than its Targeted Debt Amount, Northern Pines will have the right to enter into an agreement with the Company pursuant to which it will assume the risk of loss for purposes of Regulations §1.752-2(a) with respect to an amount of Nonrecourse Liabilities designated by Northern Pines. Notwithstanding the foregoing, Northern Pines will not be allowed without the consent of all other Members to assume the risk of loss for an amount of Nonrecourse Liabilities in excess of the amount that is necessary so that, after taking into account such assumption, the amount of Debt allocated to Northern Pines (at the end of each Fiscal Year and at any other time that Northern Pines reasonably determines) is not less than its Targeted Debt Amount.

D-5

EXHIBIT E

Club Executive Committee

Committee Member:	Appointing Member:

Jami Phillips	WSI

Michele Reese	WSI

Brad Quayle	Northern Pines

E-1

EXHIBIT F
Assignment of Ownership Interest

The undersigned Transferor hereby transfers and assigns to ________________________, as Transferee, all of Transferor’s Ownership Interest in Big Mountain Club, LLC, a Delaware limited liability company, which Ownership Interest is comprised of a ____% Economic Interest in Big Mountain Club, LLC, and all rights of ownership associated with such Economic Interest (to the extent provided by that certain Limited Liability Company Operating Agreement of Big Mountain Club, LLC, dated as of June __, 2003, as such Agreement may be amended (the “Operating Agreement”)). The Capital Account of the Transferor will carry over to the Transferee. The Ownership Interest transferred is subject to all of the terms and conditions of the Operating Agreement.

——————————— Date	Transferor: ———————————————————

F-1

EXHIBIT G
Transferee’s Agreement

As a Transferee of an Ownership Interest in Big Mountain Club, LLC, a Delaware limited liability company governed by a Limited Liability Company Operating Agreement dated as of June __ 2003, the undersigned agrees to be bound as a party to such Agreement (which, as it may be amended, is hereby incorporated by reference). The Transferee acknowledges and agrees that, unless admitted as a Member of the limited liability company as provided in such Agreement, the Transferee will have only the limited rights of an assignee as specified by law.

———————————— Date	Name of Transferee: ———————————————————————— Address: ———————————————————— Taxpayer ID Number: ——————————————— Telephone Number: ——————————————— Fax Number: ——————————————————

G-1

EXHIBIT H

Form of Promissory Note

H-1

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

BIG MOUNTAIN CLUB, LLC

June __, 2003

THE OWNERSHIP INTERESTS IN THIS LIMITED LIABILITY COMPANY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR STATE SECURITIES AUTHORITIES AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE MANAGER THAT REGISTRATION IS NOT REQUIRED. THE SALE OR OTHER TRANSFER OF THE OWNERSHIP INTERESTS IS ALSO RESTRICTED BY CERTAIN PROVISIONS IN THIS AGREEMENT.

i

ii

iii